Exhibit 10.8

EXECUTION VERSION

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

April 22, 2021

Marc Edwards

c/o Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Dear Mr. Edwards:

As you are aware, Diamond Offshore Drilling, Inc. (the “Company”) filed a petition proposing a Chapter 11 plan of reorganization to implement a restructuring of its balance sheet (the “Restructuring”). You are currently a party to that certain employment agreement with the Company dated as of March 20, 2020 (the “Employment Agreement”). You acknowledge and agree that, in connection with the Restructuring, certain provisions of your Employment Agreement are to be modified or amended.

This letter agreement (the “Letter Agreement”) between you and the Company is effective as of the date of the Company’s emergence from Chapter 11 bankruptcy proceedings (the “Emergence” and such date, the “Effective Date”). This Letter Agreement is intended to modify the Employment Agreement and confirm the mutual understanding between you and the Company with respect to your rights and obligations in the event of certain terminations of your employment in connection with and following the Restructuring. Capitalized terms used and not otherwise defined in this Letter Agreement shall have the meanings set forth in the Employment Agreement.

Notwithstanding anything to the contrary in the Employment Agreement, subject to the terms of this Letter Agreement, upon a Qualifying Termination (as defined below), you will be entitled to receive the following severance benefits (collectively, the “Severance Benefits”):

(i)	a lump sum cash severance payment equal to $6,000,000 (the “Cash Severance”); and

(ii)

if you timely and properly elect continuation of health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) under the Company’s health care plan, the Company will pay the cost of you and your eligible dependents’ COBRA continuation coverage for the twenty-four (24) month period following the date of your Qualifying Termination (the “COBRA Benefits”).

Except as may otherwise be required by law (including Section 409A (as defined below)), the Cash Severance payable pursuant to paragraph (i) above will be paid in a single lump sum payment on the 60th day following your Qualifying Termination that also constitutes a “separation from service” within the meaning of Section 409A; provided, however the Cash Severance shall be paid on the 30th day following your Qualifying Termination if the Release has become effective in accordance with its terms on or prior to such date. The COBRA Benefits payable pursuant to paragraph (ii) above will be paid directly to you or will be reimbursed to you promptly, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred, will not affect any payments or reimbursements in any other calendar year, and will not be subject to liquidation or exchange for any other benefit. The taxable year in which any Severance Benefits under this Letter Agreement are paid will be determined in the sole discretion of the Company, and you will not be permitted, directly or indirectly, to designate the taxable year of payment. Notwithstanding the foregoing, if you do not timely return the Release (as defined below), or subsequently revoke the Release, you will forfeit all Severance Benefits.

For purposes of this Letter Agreement, the term “Qualifying Termination” means either (x) a termination of your employment without Cause or a resignation for Good Reason (as modified by this Letter Agreement) during the period commencing on the Effective Date and ending 120 days thereafter (the “Negotiation Period”) and for the thirty (30) day period following the end of the Negotiation Period or (y) your resignation, upon delivery of 30 days’ notice, for any reason at any time during the period commencing on the Effective Date and ending on the effective date of a Change in Control and such resignation will be effective upon the earlier of the expiration of the notice period and the effective date of a Change in Control.

For the avoidance of doubt, you acknowledge that the Severance Benefits will be paid to you in lieu of any severance benefits provided in Section 6 of the Employment Agreement, and that you have no right to any severance benefits other than those expressly provided herein; provided that you shall be entitled to receive your base salary, accrued vacation (if any) and all benefits and reimbursements due through your Qualifying Termination date, including, without limitation, any amounts to which you are eligible under the Company’s Supplemental Executive Retirement Plan in accordance with the terms of that plan, reimbursement for documented business expenses incurred by you through your Qualifying Termination date for which you have not been reimbursed and continuation of insurance coverage pursuant to the terms of Company-provided insurance plans or applicable law, payable in accordance with the Company’s standard payroll procedures, the terms of the applicable plan or as required by applicable law (the “Accrued Obligations”). You further acknowledge and agree that your right to receive the Severance Benefits upon a Qualifying Termination is subject to (i) the execution, and non-revocation, of a release of claims, in a form substantially similar to the form attached as Exhibit A to the Employment Agreement (the “Release”) and (ii) your compliance with the restrictive covenants in Sections 7, 8, 9 and 11 of the Employment Agreement; provided, however, that, notwithstanding anything to the contrary in the Employment Agreement, the duration of the restricted period for the covenants in Section 8 (Competition) and Section 9 (Solicitation/Hire) shall be the 12-month period immediately following the effective date of a Qualifying Termination and the “Business”, as used in Section 8, shall be the offshore oil and gas drilling contractor business.

By signing this Letter Agreement, you acknowledge and agree that you are aware of the general framework and objectives of the Restructuring. You further acknowledge and agree that neither the Company’s Emergence nor any transaction consummated in connection with the Restructuring (excluding any post-Emergence merger, sale or similar transaction), constitute Good Reason or result in a Change in Control under the Employment Agreement. In addition, you expressly acknowledge and agree that you waive your right to assert that you may resign your employment for Good Reason as a result of any of the Company’s compensation-related decisions made or implemented during the Negotiation Period, including those related to allocations under the management incentive plan.

You and the Company agree that this Letter Agreement is intended to be administered in accordance with Section 409A of the Internal Revenue Code of 1986 (the “Code”) (together with Treasury Regulations and related written guidance from the Internal Revenue Service, “Section 409A”). To the extent that any provision of this Letter Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A, and to the extent required, be subject to any applicable six (6) month delay for “specified employees”.

All payments to be made to you hereunder, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein for such payments to be made, except as otherwise permitted or required under Section 409A. The date of your “separation from service”, as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h) (1) (ii)), shall be treated as the date of your termination of employment for purposes of determining the time of payment of any amount that becomes payable to you hereunder upon your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A. In addition, no such payment or distribution of deferred compensation shall be made to you prior to the earlier of (a) the expiration of the six (6) month period measured from the date of your “separation from service”, or (b) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” within the meaning of Section 409A and if such delayed commencement is otherwise required to avoid additional tax under Section 409A(a)(2) of the Code. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to you in a lump sum upon the first business day immediately following the earlier of (x) the expiration of such six (6) month period or (y) your date of death, without interest. Each individual installment payment that becomes payable under this Letter Agreement shall be treated as a right to receive a series of “separate payments” for purposes of Section 409A and Treasury Reg. §1.409A-2(b)(2)(iii). To the extent that the payment or reimbursement of any expense or the provision of any in-kind benefits under this Letter Agreement would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) the payment or reimbursement of such expenses or the provision of in-kind benefits in one of your taxable years shall not affect the payment or reimbursement of any expense or payment of in-kind benefits in any other taxable year of yours; (ii) any payment or reimbursement for expenses under this Letter Agreement shall be made in accordance with the Company’s applicable plans and policies as soon as soon as administratively practicable after such expense has been incurred, but in any event on or before the last day of your taxable year following the taxable year in which the expense was incurred; and (iii) any such payment or reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

You and the Company agree that this Letter Agreement may be amended as may be necessary to fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either you or the Company. Notwithstanding the foregoing, nothing contained herein constitutes tax advice or provides any form of tax indemnity.

The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Letter Agreement all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.

For the avoidance of doubt, except as expressly set forth in this Letter Agreement, the provisions of the Employment Agreement are and shall remain in full force and effect. This Letter Agreement shall be deemed to be made in the State of Texas, and the validity, interpretation, construction and performance of this Letter Agreement in all respects shall be governed by the laws of the State of Texas without regard to its principles of conflicts of law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto, each intending to be legally bound hereby, have caused this Letter Agreement to be executed as of the date first above written.

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

MARC EDWARDS

[Signature Page to Letter Agreement]